Exhibit 10.1

NORDSON CORPORATION

NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

$50,000,000

4.98% SERIES A SENIOR NOTES DUE FEBRUARY 22, 2013

and

$100,000,000

PRIVATE SHELF FACILITY

Dated as of February 22, 2008

1.   AUTHORIZATION OF ISSUE OF NOTES                                                                                                        1

            1A.                     Authorization of Issue of Series A Notes                                                                       1
            1B.                     Authorization of Issue of Shelf Notes                                                                          2

2.          PURCHASE AND SALE OF NOTES                                                                                                             2

            2A.                     Purchase and Sale of Series A Notes                                                                            2
            2B.                     Purchase and Sale of Shelf Notes                                                                               2
3.          CONDITIONS OF CLOSING                                                                                                                  6
            3A.                     Certain Documents                                                                                              6
            3B.                     Opinion of Prudential’s Special Counsel                                                                        8
            3C.                     Opinion of Company’s Counsel                                                                                   8
            3D.                     Representations and Warranties; No Default; Satisfaction of Conditions                                         9
            3E.                     Purchase Permitted by Applicable Laws                                                                          9
            3F.                     Compliance Certificates                                                                                        9
            3G.                     Payment of Fees                                                                                                9
            3H.                     Fees and Expenses                                                                                              9
            3I.                     Proceedings                                                                                                    9
4.          PREPAYMENTS                                                                                                                           10
            4A.                     Scheduled Required Prepayments                                                                                10
            4B.                     Optional Prepayment With Yield-Maintenance Amount                                                             10
            4C.                     Notice of Optional Prepayment                                                                                 10
            4D.                     Application of Prepayments                                                                                    10
            4E.                     No Acquisition of Notes                                                                                       10
5.          AFFIRMATIVE COVENANTS                                                                                                                 11
            5A.                     Money Obligations                                                                                             11
            5B.                     Financial Statements                                                                                          11
            5C.                     Information Required by Rule 144A                                                                             12
            5D.                     Financial Records                                                                                             12
            5E.                     Franchises                                                                                                    13
            5F.                     ERISA Compliance                                                                                              13
            5G.                     Notice                                                                                                        13
            5H.                     Environmental Compliance                                                                                      13
            5I.                     Pari Passu Ranking                                                                                            14
6.          NEGATIVE COVENANTS                                                                                                                    14
            6A.                     Financial Covenants                                                                                           14
            6B.                     Indebtedness                                                                                                  14
            6C.                     Liens                                                                                                         15
            6D.                     Investments and Loans                                                                                         16
            6E.                     Merger and Sale of Assets                                                                                     17
            6F.                     Acquisitions                                                                                                  18
            6G.                     Affiliate Transactions                                                                                        18
            6H.                     Restricted Payments                                                                                           18
            6I.                     Restrictive Agreements                                                                                        18
            6J.                     Guaranties of Payment; Guaranty Under Material Indebtedness Agreement                                         19
            6K.                     Terrorism Sanctions Regulations                                                                               19
            6L.                     Most Favored Lender                                                                                           19
7.          EVENTS OF DEFAULT                                                                                                                     21
            7A.                     Acceleration                                                                                                  21
            7B.                     Rescission of Acceleration                                                                                    23
            7C.                     Notice of Acceleration or Rescission                                                                          23
            7D.                     Other Remedies                                                                                                23

8.          REPRESENTATIONS, COVENANTS AND WARRANTIES                                                                                             24

            8A(1).                  Organization; Subsidiary Preferred Equity                                                                     24
            8A(2).                  Power and Authority                                                                                           24
            8B.                     Financial Statements                                                                                          24
            8C.                     Actions Pending                                                                                               25
            8D.                     Outstanding Indebtedness                                                                                      25
            8E.                     Title to Properties                                                                                           25
            8F.                     Taxes                                                                                                         26
            8G.                     Conflicting Agreements and Other Matters                                                                      26
            8H.                     Offering of Notes                                                                                             26
            8I.                     Use of Proceeds                                                                                               26
            8J.                     ERISA                                                                                                         27
            8K.                     Governmental Consent                                                                                          27
            8L.                     Compliance with Environmental and Other Laws                                                                  27
            8M.                     Regulatory Status                                                                                             28
            8N.                     Permits and Other Operating Rights                                                                            28
            8O.                     Rule 144A                                                                                                     28
            8P.                     Absence of Financing Statements, etc.                                                                         28
            8Q.                     Foreign Assets Control Regulations, Etc.                                                                      28
            8R.                     Disclosure                                                                                                    29
            8S.                     Hostile Tender Offers                                                                                         29

9.          REPRESENTATIONS OF EACH PURCHASER                                                                                                     29

            9A.                     Nature of Purchase                                                                                            29
            9B.                     Source of Funds                                                                                               29

10.         DEFINITIONS; ACCOUNTING MATTERS                                                                                                       31

            10A.                    Yield-Maintenance Terms                                                                                       31
            10B.                    Other Terms                                                                                                   32
            10C.                    Accounting and Legal Principles, Terms and Determinations                                                     45
11.         MISCELLANEOUS                                                                                                                         46
            11A.                    Note Payments                                                                                                 46
            11B.                    Expenses                                                                                                      46
            11C.                    Consent to Amendments                                                                                         47
            11D.                    Form, Registration, Transfer and Exchange of Notes; Lost Notes                                                48
            11E.                    Persons Deemed Owners; Participations                                                                         49
            11F.                    Survival of Representations and Warranties; Entire Agreement                                                  49
            11G.                    Successors and Assigns                                                                                        49
            11H.                    Independence of Covenants                                                                                     49
            11I.                    Notices                                                                                                       49
            11J.                    Payments Due on Non-Business Days                                                                             50
            11K.                    Satisfaction Requirement                                                                                      50
            11L.                    GOVERNING LAW                                                                                                 50
            11M.                    SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL                                                              50
            11N.                    Severability                                                                                                  51

            11O.                    Descriptive Headings; Advice of Counsel; Interpretation; Time of the Essence51

            11P.                    Counterparts; Facsimile or Electronic Signatures                                                              52
            11Q.                    Severalty of Obligations                                                                                      52
            11R.                    Independent Investigation                                                                                     52
            11S.                    Transaction References                                                                                        52
            11T.                    Directly or Indirectly                                                                                        52
            11U.                    Binding Agreement                                                                                             52

EXHIBITS AND SCHEDULES

PURCHASER SCHEDULE
INFORMATION SCHEDULE

EXHIBIT A-1 EXHIBIT A-2 EXHIBIT B EXHIBIT C EXHIBIT D	— — — — —	FORM OF SERIES A NOTE FORM OF SHELF NOTE FORM OF DISBURSEMENT DIRECTION LETTER FORM OF REQUEST FOR PURCHASE FORM OF CONFIRMATION OF ACCEPTANCE

EXHIBIT E-1 — FORM OF OPINION OF COMPANY COUNSEL (SERIES A NOTES)

EXHIBIT E-2 EXHIBIT F	— —	FORM OF OPINION OF COMPANY COUNSEL (SHELF NOTES) FORM OF COMPLIANCE CERTIFICATE
SCHEDULE 8A(1)		—SUBSIDIARIES
SCHEDULE 8G	—	AGREEMENTS RESTRICTING INDEBTEDNESS

NORDSON CORPORATION

28601 Clemens Road

Westlake, Ohio 44145

As of February 22, 2008

Prudential Investment Management, Inc. (“Prudential”)

Each of the Purchasers named in

the Purchaser Schedule attached

hereto as purchasers of Series A Notes

(the “Initial Purchasers”)

Each other Prudential Affiliate (as hereinafter

defined) which becomes bound by certain

provisions of this Agreement as hereinafter

provided

c/o Prudential Capital Group

Two Prudential Plaza, Suite 5600

Chicago, Illinois 60601

Ladies and Gentlemen:

The undersigned, Nordson Corporation, an Ohio corporation (herein called the “Company”), hereby agrees with you as set forth below. Reference is made to paragraph 10 hereof for definitions of capitalized terms used herein and not otherwise defined herein.

1. AUTHORIZATION OF ISSUE OF NOTES.

1A. Authorization of Issue of Series A Notes. The Company will authorize the issue of its senior promissory notes (the “Series A Notes”) in the aggregate principal amount of $50,000,000, to be dated the date of issue thereof, to mature February 22, 2013 to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 4.98% per annum (provided that, during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of the Series A Notes the outstanding principal balance of the Series A Notes shall bear interest from and after the date of such Event of Default and until such Event of Default ceases to be in existence at the rate per annum from time to time equal to the Default Rate) and on overdue payments at the rate per annum from time to time equal to the Default Rate, and to be substantially in the form of Exhibit A-1 attached hereto. The terms “Series A Note” and “Series A Notes” as used herein shall include each Series A Note delivered pursuant to any provision of this Agreement and each Series A Note delivered in substitution or exchange for any other Series A Note pursuant to any such provision.

1B. Authorization of Issue of Shelf Notes. The Company will authorize the issue of its additional senior promissory notes (the “Shelf Notes”) in the aggregate principal amount of $100,000,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 12 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 10 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to paragraph 2B(5), and to be substantially in the form of Exhibit A-2 attached hereto. The terms “Shelf Note” and “Shelf Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision. The terms “Note” and “Notes” as used herein shall include each Series A Note and each Shelf Note. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

2. PURCHASE AND SALE OF NOTES.

2A. Purchase and Sale of Series A Notes. The Company hereby agrees to sell to each Initial Purchaser and, subject to the terms and conditions herein set forth, each Initial Purchaser agrees to purchase from the Company the aggregate principal amount of Series A Notes set forth opposite such Initial Purchaser’s name on the Purchaser Schedule attached hereto at 100% of such aggregate principal amount. On February 22, 2008 or any other date prior to February 22, 2008 upon which the Company and the Initial Purchasers may agree (herein called the “Series A Closing Day”), the Company will deliver to each Initial Purchaser at the offices of Schiff Hardin LLP, at 6600 Sears Tower, Chicago, Illinois, one or more Series A Notes registered in such Initial Purchaser’s name (or, if specified in the Purchaser Schedule, in the name of the nominee(s) for such Initial Purchaser specified in the Purchaser Schedule), evidencing the aggregate principal amount of Series A Notes to be purchased by such Initial Purchaser and in the denomination or denominations specified with respect to such Initial Purchaser in the Purchaser Schedule attached hereto, against payment of the purchase price thereof by transfer of immediately available funds for credit to the account or accounts as shall be specified in a letter on the Company’s letterhead, in substantially the form of Exhibit B attached hereto, from the Company to the Initial Purchasers delivered prior to the Series A Closing Day.

2B. Purchase and Sale of Shelf Notes.

2B(1). Facility. Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”. At any time, the aggregate principal amount of Shelf Notes stated in paragraph 1B, minus the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES BY PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

2B(2). Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if the date of such anniversary is not a Business Day, the Business Day next preceding such anniversary), (ii) the 30th day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such 30th day is not a Business Day, the Business Day next preceding such 30th day), (iii) the last Closing Day after which there is no Available Facility Amount, (iv) the termination of the Facility under paragraph 7A of this Agreement, and (v) the acceleration of any Note under paragraph 7A of this Agreement. The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

2B(3). Request for Purchase. The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”). Each Request for Purchase shall be made to Prudential by facsimile transmission or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $10,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities (which shall be no more than 12 years from the date of issuance), average life (which shall be no more than 10 years from the date of issuance), principal prepayment dates (if any) and amounts and interest payment periods (quarterly or semi-annually in arrears) of the Shelf Notes covered thereby, (iii) specify the use of proceeds of such Shelf Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 25 days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (vi) certify that the representations and warranties contained in paragraph 8 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default and (vii) be substantially in the form of Exhibit C attached hereto. Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.

2B(4). Rate Quotes. Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to paragraph 2B(3), Prudential may, but shall be under no obligation to, provide to the Company by telephone or facsimile transmission, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules and interest payment periods of Shelf Notes specified in such Request for Purchase. Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which a Prudential Affiliate or Affiliates would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

2B(5). Acceptance. Within the Acceptance Window with respect to any interest rate quotes provided pursuant to paragraph 2B(4), the Company may, subject to paragraph 2B(6), elect to accept such interest rate quotes as to not less than $10,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase. Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or facsimile transmission within the Acceptance Window that the Company elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being herein called an “Accepted Note”) as to which such acceptance (herein called an “Acceptance”) relates. The day the Company notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. Subject to paragraph 2B(6) and the other terms and conditions hereof, the Company agrees to sell to a Prudential Affiliate or Affiliates, and Prudential agrees to cause the purchase by a Prudential Affiliate or Affiliates of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit D attached hereto (herein called a “Confirmation of Acceptance”). If the Company should fail to execute and return to Prudential within three Business Days following the Company’s receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential or any Prudential Affiliate may at its election at any time prior to Prudential’s receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

2B(6). Market Disruption. Notwithstanding the provisions of paragraph 2B(5), if Prudential shall have provided interest rate quotes pursuant to paragraph 2B(4) and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with paragraph 2B(5) the domestic market for U.S. Treasury securities or other financial instruments shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or other financial instruments, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this paragraph 2B(6) are applicable with respect to such Acceptance.

2B(7). Facility Closings. Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Prudential Capital Group, 180 North Stetson Street, Suite 5600, Chicago, Illinois 60601, Attention: Law Department, or at such other place as Prudential may have directed, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Notes. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this paragraph 2B(7), or any of the conditions specified in paragraph 3 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in paragraph 3 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with paragraph 2B(8)(ii) or (ii) such closing is to be canceled. In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless Prudential shall have otherwise consented in writing.

2B(8). Fees.

2B(8)(i). Issuance Fee. The Company will pay to each Purchaser in immediately available funds a fee (herein called the “Issuance Fee”) on each Closing Day (other than the Series A Closing Day) in an amount equal to 0.10% of the aggregate principal amount of Shelf Notes sold to such Purchaser on such Closing Day.

2B(8)(ii). Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company will pay to the Purchaser which shall have agreed to purchase such Accepted Note (a) on the Cancellation Date or actual closing date of such purchase and sale and (b) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Note and on each Business Day following 90 days after the prior payment hereunder, a fee (herein called the “Delayed Delivery Fee”) calculated as follows:

(BEY – MMY) X DTS/360 X PA

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential and having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days for such Accepted Note (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day for such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent Delayed Delivery Fee payment with respect to such Accepted Note) to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2B(7).

2B(8)(iii). Cancellation Fee. If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of paragraph 2B(5) or the penultimate sentence of paragraph 2B(7) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay to the Purchaser which shall have agreed to purchase such Accepted Note in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:

PI X PA

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning ascribed to it in paragraph 2B(8)(ii). The foregoing bid and ask prices shall be as reported by TradeWeb LLC (or, if such data for any reason ceases to be available through TradeWeb LLC, any publicly available source of similar market data). Each price shall be based on a U.S. Treasury security having a part value of $100.00 and shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero.

3. CONDITIONS OF CLOSING. Each Purchaser’s obligation to purchase and pay for the Notes to be purchased by such Purchaser hereunder on any Closing Day is subject to the satisfaction, on or before such Closing Day, of the following conditions:

3A. Certain Documents. Such Purchaser shall have received original counterparts or, if satisfactory to such Purchaser, certified or other copies of all of the following, each duly executed and delivered by the party or parties thereto, in form and substance satisfactory to such Purchaser dated the date of the applicable Closing Day unless otherwise indicated, and, on the applicable Closing Day, in full force and effect with no event having occurred and being then continuing that would constitute a default thereunder or constitute or provide the basis for the termination thereof:

(i) The Note(s) to be purchased by such Purchaser on such Closing Day in the form of Exhibit A-1 or Exhibit A-2 hereto, as applicable;

(ii) a Guaranty Agreement in form satisfactory to such Purchaser (herein, together with any other Guarantee Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time, collectively called the “Guaranty Agreements” and individually called a “Guaranty Agreement”) made by each Subsidiary which is a Guarantor with respect to Indebtedness outstanding under the Primary Credit Facility or any other Material Indebtedness Agreement of the Company, and which Subsidiary is not, as of such Closing Day, a party to a Guaranty Agreement, if any, and a Confirmation of Guaranty Agreement in form satisfactory to such Purchaser (herein, as the same may be amended, supplemented, restated or otherwise modified from time to time, collectively called the “Confirmations of Guaranty Agreement” and individually called a “Confirmation of Guaranty Agreement”) made by each other Person which is, as of such Closing Day, a Guarantor of Payment, if any;

(iii) a Secretary’s Certificate signed by the Secretary or Assistant Secretary and one other officer of the Company and each Guarantor of Payment, if any, certifying, among other things (a) as to the name, titles and true signatures of the officers of the Company or such Guarantor of Payment authorized to sign this Agreement, the Notes being delivered on such Closing Day, any Guaranty Agreements or Confirmations of Guaranty Agreement, as applicable, being delivered on such Closing Day and the other documents to be delivered in connection with this Agreement, (b) that attached thereto is a true, accurate and complete copy of the certificate of incorporation or other formation document of the Company or such Guarantor of Payment, as applicable, certified by the Secretary of State of the state of organization of the Company or such Guarantor of Payment, as applicable, as of a recent date, (c) that attached thereto is a true, accurate and complete copy of the by-laws, operating agreement or other organizational document of the Company or such Guarantor of Payment, as applicable, which were duly adopted and are in effect as of such Closing Day and have been in effect immediately prior to and at all times since the adoption of the resolutions referred to in clause (d) below, (d) that attached thereto is a true, accurate and complete copy of the resolutions of the board of directors or other managing body of the Company or such Guarantor of Payment, as applicable, duly adopted at a meeting or by unanimous written consent of such board of directors or other managing body, authorizing the execution, delivery and performance of this Agreement, the Notes being delivered on such Closing Day, any Guaranty Agreements or Confirmations of Guaranty Agreement being delivered on such Closing Day, as applicable, and the other documents to be delivered in connection with this Agreement, and that such resolutions have not been amended, modified, revoked or rescinded, and are in full force and effect and are the only resolutions of the shareholders, partners or members of the Company or such Guarantor of Payment or of such board of directors or other managing body or any committee thereof relating to the subject matter thereof, (e) that this Agreement, the Notes being delivered on such Closing Day, any Guaranty Agreements or Confirmations of Guaranty Agreement, as applicable, and the other documents executed and delivered to such Purchaser by the Company or such Guarantor of Payment are in the form approved by its board of directors or other managing body in the resolutions referred to in clause (d), above, and (f) that no dissolution or liquidation proceedings as to the Company or any Subsidiary have been commenced or are contemplated; provided, however, that with respect to any Closing Day subsequent to the Series A Closing Day, if none of the matters certified to in the certificate delivered by the Company or any Guarantor of Payment under this clause (iii) on any prior Closing Day have changed and the resolutions referred to in sub-clause (d) of this clause (iii) authorize the execution and delivery of the Notes, any Guaranty Agreement and any Confirmation of Guaranty Agreement, as applicable, being delivered on such subsequent Closing Day, then the Company or such Guarantor of Payment may, in lieu of the certificate described above, deliver a Secretary’s Certificate signed by its Secretary or Assistant Secretary certifying that there have been no changes to the matters certified to in the certificate delivered by the Company or such Guarantor of Payment delivered on such prior Closing Day under this clause (iii);

(iv) a certificate of corporate or other type of entity good standing for the Company from the Secretary of State of the state of organization of the Company dated as of a recent date;

(v) certified copies of Requests for Information or Copies (Form UCC-11) or equivalent reports listing all effective financing statements which name the Company (under its present name and previous names used) as debtor and which are filed in the office of the Secretary of State (or such other office which is, under the Uniform Commercial Code as in effect in the applicable jurisdiction, the proper office in which to file a financing statement under Section 9-501(a)(2) of such Uniform Commercial Code) of the location (as determined under the Uniform Commercial Code) of the Company, together with copies of such financing statements;

(vi) such other certificates, documents and agreements as such Purchaser may reasonably request.

3B. Opinion of Prudential’s Special Counsel. Such Purchaser shall have received from Scott Barnett, Vice President and Corporate Counsel of Prudential, or such other counsel who is acting as special counsel for such Purchaser in connection with this transaction, a favorable opinion satisfactory to such Purchaser as to such matters incident to the matters herein contemplated as it may reasonably request.

3C. Opinion of Company’s Counsel. Such Purchaser shall have received from Kahn Kleiman, LPA, special counsel for the Company (or such other counsel designated by the Company and acceptable to such Purchaser), a favorable opinion satisfactory to such Purchaser, dated such Closing Day, and substantially in the form of Exhibit E-1 attached hereto (in the case of the Series A Notes) or Exhibit E-2 attached hereto (in the case of any Shelf Notes) and as to such other matters as such Purchaser may reasonably request. The Company, by its execution hereof, hereby requests and authorizes such special counsel to render such opinions and to allow such Purchaser to rely on such opinions, agrees that the issuance and sale of any Notes will constitute a reconfirmation of such request and authorization, and understands and agrees that each Purchaser receiving such an opinion will and is hereby authorized to rely on such opinion.

3D. Representations and Warranties; No Default; Satisfaction of Conditions. The representations and warranties contained in paragraph 8 shall be true on and as of such Closing Day, both before and immediately after giving effect to the issuance of the Notes to be issued on such Closing Day and to the consummation of any other transactions contemplated hereby; there shall exist on such Closing Day no Event of Default or Default, both before and immediately after giving effect to the issuance of the Notes to be issued on such Closing Day and to the consummation of any other transactions contemplated hereby; the Company shall have performed all agreements and satisfied all conditions required under this Agreement to be performed or satisfied on or before such Closing Day; and the Company shall have delivered to such Purchaser an Officer’s Certificate, dated such Closing Day, to each such effect.

3E. Purchase Permitted by Applicable Laws. The purchase of and payment for the Notes to be purchased by such Purchaser on such Closing Day on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition. All necessary authorizations, consents, approvals, exceptions or other actions by or notices to or filings with any court or administrative or governmental body or other Person required in connection with the execution, delivery and performance of this Agreement and the Notes to be issued on such Closing Day or the consummation of the transactions contemplated hereby or thereby shall have been issued or made, shall be final and in full force and effect and shall be in form and substance satisfactory to such Purchaser.

3F. Compliance Certificates. The Company shall have delivered to such Purchaser such certificates, in form and substance satisfactory to such Purchaser, demonstrating that the issuance of the Notes on such Closing Day is in compliance with the provisions of the Primary Credit Facility and any other Material Indebtedness Agreement as such Purchaser shall request, showing computations in reasonable detail.

3G. Payment of Fees. The Company shall have paid to such Purchaser in immediately available funds any fees due it pursuant to or in connection with this Agreement, including any Issuance Fee due pursuant to paragraph 2B(8)(i) and any Delayed Delivery Fee due pursuant to paragraph 2B(8)(ii).

3H. Fees and Expenses. Without limiting the provisions of paragraph 11B hereof, the Company shall have paid the reasonable fees, charges and disbursements of any special counsel to the Purchasers in connection with this Agreement or the transactions contemplated hereby in connection with the issuance Series A Notes.

3I. Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to such Purchaser, and such Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

4. PREPAYMENTS. The Series A Notes shall be subject to prepayment only with respect to the optional prepayments permitted by paragraph 4B and upon acceleration pursuant to paragraph 7A. Any Shelf Notes shall be subject to prepayment only with respect to the required prepayments specified in paragraph 4(A)(2), if any, the optional prepayments permitted by paragraph 4B, and upon acceleration pursuant to paragraph 7A.

4A. Scheduled Required Prepayments.

4A(1). No Scheduled Required Prepayments of Series A Notes. The Series A Notes shall not be subject to any scheduled required prepayments. The entire outstanding principal amount of the Series A Notes, together with any accrued and unpaid interest thereon, shall become due on February 22, 2013, the maturity date of the Series A Notes.

4A(2). Scheduled Required Prepayments of Shelf Notes. Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series.

4B. Optional Prepayment With Yield-Maintenance Amount. The Notes of each Series shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $1,000,000 and in a minimum amount of $5,000,000 on any one occurrence), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note. Any partial prepayment of a Series of Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal thereof (including the required payment of principal due upon the maturity thereof) in inverse order of their scheduled due dates.

4C. Notice of Optional Prepayment. The Company shall give the holder of each Note of a Series to be prepaid pursuant to paragraph 4B irrevocable written notice of such prepayment not less than 10 Business Days prior to the prepayment date (which shall be a Business Day), specifying such prepayment date and the aggregate principal amount of the Notes of such Series, and the Notes of such Series held by such holder, to be prepaid on such date, and stating that such prepayment is to be made pursuant to paragraph 4B. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, with respect thereto, shall become due and payable on such prepayment date. The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient of such notices in the Purchaser Schedule attached hereto or the applicable Confirmation of Acceptance or by notice in writing to the Company.

4D. Application of Prepayments. In the case of each prepayment of less than the entire outstanding principal amount of all Notes of any Series pursuant to paragraphs 4A(2) or 4B, the principal amount so prepaid shall be allocated pro rata to all Notes of such Series at the time outstanding in proportion to the respective outstanding principal amounts thereof.

4E. No Acquisition of Notes. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraph 4A(2) or 4B or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes of any Series held by any holder unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes of such Series held by each other holder of Notes of such Series at the time outstanding upon the same terms and conditions. Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement.

5. AFFIRMATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note is outstanding and unpaid, the Company covenants as follows:

5A. Money Obligations. The Company covenants that it will, and shall cause each of its Subsidiaries to, pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate reserves have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject and the failure to pay would have a Material Adverse Effect; (b) all of its wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§206-207) or any comparable provisions and the failure to pay would have a Material Adverse Effect; and (c) all of its other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate reserves have been established in accordance with GAAP) before such payment becomes overdue and the failure to pay (i) would constitute a Default or Event of Default hereunder or (ii) have a Material Adverse Effect.

5B. Financial Statements. The Company covenants that it will deliver to each Significant Holder in duplicate:

(i) within forty-five (45) days after the end of each of the first three (3) quarter-annual periods of each fiscal year of the Company, balance sheets of the Company as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated basis, in accordance with GAAP, and in form and detail satisfactory to the Required Holders and certified by a Financial Officer of the Company; provided that delivery of the Company’s quarterly report for any fiscal quarter of the Company on Form 10-Q as filed with the SEC shall satisfy the requirements of this subpart (i);

(ii) within ninety (90) days after the end of each fiscal year of the Company, (a) an annual audit report of the Company for that year prepared on a Consolidated and consolidating (but only as to the Company, the Domestic Subsidiaries and the Foreign Subsidiaries) basis, in accordance with GAAP, and in form and detail satisfactory to the Required Holders and certified by an independent public accountant satisfactory to the Required Holders, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period, provided that delivery of the Company’s annual report for any fiscal year of the Company on Form 10-K as filed with the SEC shall satisfy the requirements of this subpart (ii)(a), and (b) a certificate by such accountant setting forth the Defaults and Events of Default coming to its attention during the course of its audit or, if none, a statement to that effect;

(iii) concurrently with the delivery of the financial statements in (i) and (ii) above, a Compliance Certificate;

(iv) with the delivery of the quarterly and annual financial statements in (i) and (ii) above, a copy of any management report, letter or similar writing furnished to the Companies by the accountants in respect of the Companies’ systems, operations, financial condition or properties, to the extent permitted by such accountants and applicable law;

(v) as soon as available, copies of all notices, reports, definitive proxy or other statements and other documents sent by the Company to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by the Company (in final form) to any securities exchange or over the counter authority or system, or to the SEC or any similar federal agency having regulatory jurisdiction over the issuance of the Company’s securities; and

(vi) within ten (10) days of the written request of Prudential or any Significant Holder, such other information about the financial condition, properties and operations of any Company as Prudential or such Significant Holder may from time to time reasonably request (but subject to any applicable law and, upon request of the Company, subject to customary confidentiality provisions), which information shall be submitted in form and detail satisfactory to Prudential or such Significant Holder and certified by a financial officer of the Company or Subsidiaries in question.

5C. Information Required by Rule 144A. The Company covenants that it will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 5B, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

5D. Financial Records. The Company covenants that it will, and shall cause each of its Subsidiaries to, at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate reserves for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon notice to the Company) permit Prudential or any Significant Holder, or any representative thereof, to examine the books and records of the Company and its Subsidiaries and to make excerpts therefrom and transcripts thereof.

5E. Franchises. The Company will and shall cause each of its Subsidiaries to preserve and maintain at all times its existence, rights and franchises, except as otherwise permitted pursuant to paragraph 6E hereof; provided that the Company shall not be required to preserve or maintain its rights or franchises where the failure to do so will not have a Material Adverse Effect.

5F. ERISA Compliance. None of the Company or its Subsidiaries shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. The Company shall furnish to each Significant Holder (a) as soon as possible and in any event within thirty (30) days after the Company or any of its Subsidiaries knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer, setting forth details as to such Reportable Event and the action that the Company or any of its Subsidiaries proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to the Company or any of its Subsidiaries, and (b) promptly after receipt thereof a copy of any notice the Company or any of its Subsidiaries, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by the Company or any of its Subsidiaries; provided, that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service. The Company shall promptly notify each Significant Holder of any material taxes assessed, proposed to be assessed or that the Company or any of its Subsidiaries has reason to believe may be assessed against the Company or any of its Subsidiaries by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section “material” means the measure of a matter of significance that shall be determined as being an amount equal to three percent (3%) of the Consolidated Total Assets of the Company. As soon as practicable, and in any event within twenty (20) days, after the Company or any of its Subsidiaries becomes aware that an ERISA Event has occurred, the Company or such Subsidiary shall provide each Significant Holder with notice of such ERISA Event with a certificate by a Financial Officer setting forth the details of the event and the action the Company or any of its Subsidiaries or another Controlled Group member proposes to take with respect thereto. The Company shall, at the request of any Significant Holder, deliver or cause to be delivered to such Significant Holder true and correct copies of any documents relating to the ERISA Plan of the Company or any of its Subsidiaries.

5G. Notice. The Company covenants that it will, and will cause each of its Subsidiaries to, cause a Financial Officer of such Person to promptly notify Prudential and each Significant Holder whenever (a) any Default or Event of Default may occur hereunder, or (b) any default, or event with which the passage of time or the giving of notice, or both, would cause a default, shall have occurred under any Material Indebtedness Agreement.

5H. Environmental Compliance. Except where the failure to do so would not have or result in a Material Adverse Effect, the Company covenants that it will, and shall cause each Subsidiary to, (i) comply in all respects with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which the Company or any Subsidiary owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise and (ii) not allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which the Company or any of its Subsidiaries holds any interest or performs any of its operations, in violation of any Environmental Law. The Company shall defend, indemnify and hold Prudential and the holders of Notes harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of the Company or any of its Subsidiaries with any Environmental Law. Such indemnification shall survive any termination of this Agreement.

5I. Pari Passu Ranking. The Company covenants that the obligations of the Company under this Agreement and the Notes shall, and that it will, and will cause each Subsidiary to, take all necessary action to ensure that the obligations of the Company under this Agreement and the Notes shall, at all times rank at least pari passu in right of payment (to the fullest extent permitted by law) with all other senior unsecured Indebtedness of the Company and its Subsidiaries.

6. NEGATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note or other amount due hereunder is outstanding and unpaid, the Company covenants as follows:

6A. Financial Covenants.

6A(1). Leverage Ratio. The Company covenants that it shall not suffer or permit at any time, for the most recently completed four (4) fiscal quarters of the Company, the Leverage Ratio to exceed 3.75 to 1.00.

6A(2). Interest Coverage Ratio. The Company covenants that it shall not suffer or permit at any time, for the most recently completed four (4) fiscal quarters of the Company, the Interest Coverage Ratio to be less than 2.75 to 1.00.

6B. Indebtedness. The Company covenants that it will not and shall not permit any of its Subsidiaries to create, incur or have outstanding any obligation for borrowed money or any Indebtedness of any kind; provided, that this paragraph 6B shall not apply to:

(i) the Notes;

(ii) unsecured Indebtedness of the Company under the Primary Credit Facility in an aggregate amount outstanding at any time not in excess of $500,000,000;

(iii) the unsecured Indebtedness of the Company under the 2001 Note Purchase Agreement in an aggregate principal amount not to exceed One Hundred Million Dollars ($100,000,000);

(iv) the unsecured Indebtedness of the Company owing to The Bank of Tokyo-Mitsubishi UFJ, Ltd. up to the Dollar Equivalent of One Billion Japanese Yen (¥1,000,000,000);

(v) loans or capital leases to the Company or any of its Subsidiaries for the purchase or lease of fixed assets, which loans or leases are secured by the assets being purchased or leased, so long as the aggregate principal amount of all such loans and leases for the Company and its Subsidiaries do not exceed the greater of (a) Fifty Million Dollars ($50,000,000) and (b) an amount equal to five percent (5%) of Consolidated Total Assets at any time;

(vi) loans by the Company or a Domestic Subsidiary (other than the Receivables Subsidiary) to another Domestic Subsidiary (other than the Receivables Subsidiary);

(vii) unsecured loans by a Foreign Subsidiary to a Domestic Subsidiary (other than the Receivables Subsidiary) or another Foreign Subsidiary;

(viii) Permitted Foreign Subsidiary Loans and Investments;

(ix) Indebtedness of the Receivables Subsidiary under the Permitted Receivables Facility, so long as (a) the funded amount, together with any other Indebtedness thereunder, does not exceed the greater of (1) One Hundred Million Dollars ($100,000,000) and (2) an amount equal to ten percent (10%) of Consolidated Total Assets at any time, and (b) the Company provides a copy of the documents evidencing such transaction to each Significant Holder; and

(x) additional unsecured Indebtedness of the Company, to the extent not otherwise permitted pursuant to any of the foregoing clauses of this paragraph 6B, so long as (a) the Company shall be in pro forma compliance with paragraph 6A hereof after giving effect to the incurrence of such Indebtedness, and (b) no Event of Default shall exist prior to or after giving effect to the incurrence of any such Indebtedness.

6C. Liens. The Company covenants and warrants that it will not, and will not permit any Subsidiary to create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this paragraph 6C shall not apply to the following:

(i) Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(ii) other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (a) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (b) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(iii) easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of the Company or any of its Subsidiaries;

(iv) Liens securing the Notes;

(v) Liens on fixed assets securing the loans or capital leases pursuant to paragraph 6B(v) hereof, provided that such Lien only attaches to the property being acquired or leased;

(vi) Liens on the Receivables Related Assets in connection with the Permitted Receivables Facility securing the obligations under the Permitted Receivables Facility; and

(vii) any other Liens, to the extent not otherwise permitted pursuant to subparts (i) through (vi) hereof, so long as the aggregate amount of Indebtedness secured by all such Liens does not exceed at any time, for the Company and all Subsidiaries, an amount equal to seven and one-half percent (7.5%) of Consolidated Total Assets; provided, however, that no Liens that secure any obligations of the Company or any Subsidiary under the Primary Credit Facility or any other Material Indebtedness Agreement shall be permitted under this clause (vii).

The Company shall not, and shall not permit any Subsidiary (other than the Receivable Subsidiary) to, enter into any Material Indebtedness Agreement (other than any contract or agreement entered into in connection with the Indebtedness permitted to be incurred pursuant to paragraph 6B(ii), (iii), (iv), (v) or (x) hereof) that would prohibit the holders of the Notes from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of the Company or any of Subsidiaries.

6D. Investments and Loans. The Company covenants that it will not, and will not permit any Subsidiary to, without the prior written consent of the Required Holders, (i) create, acquire or hold any Subsidiary, (ii) make or hold any investment in any stocks, bonds or securities of any kind, (iii) be or become a party to any joint venture or other partnership, (iv) make or keep outstanding any advance or loan to any Person, or (v) be or become a Guarantor of any kind; provided, that this paragraph 6D shall not apply to:

(a) investments by the Company or its Subsidiaries in cash and Cash Equivalents;

(b) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

(c) the holding of Subsidiaries listed on Schedule 8A(1) hereto and the creation, acquisition and holding of any new Subsidiary (other than by the Receivables Subsidiary) after the Closing Date so long as such new Subsidiary is created, acquired or held in accordance with the terms and conditions of this Agreement;

(d) loans to or investments in a Domestic Subsidiary (other than the Receivables Subsidiary) to or by another Domestic Subsidiary (other than the Receivables Subsidiary);

(e) loans to or investments in a Foreign Subsidiary or the Company by another Foreign Subsidiary;

(f) Permitted Foreign Subsidiary Loans and Investments;

(g) any advance or loan to an officer or employee of a Company made in the ordinary course of such Company’s business;

(h) loans or advances to customers or suppliers in connection with a contractual arrangement made in the ordinary course of business and consistent with past practice; and

(i) any Permitted Investment.

6E. Merger and Sale of Assets. The Company covenants that it will not, and will not permit any Subsidiary to, merge or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(i) any Subsidiary (other than the Receivables Subsidiary) may merge with (a) the Company (provided that the Company shall be the continuing or surviving Person), or (b) any one or more Domestic Subsidiaries (other than the Receivables Subsidiary);

(ii) any Subsidiary (other than the Receivables Subsidiary) may sell, lease, transfer or otherwise dispose of any of its assets to (a) the Company, or (b) any one or more Domestic Subsidiaries (other than the Receivables Subsidiary);

(iii) in addition to any merger permitted pursuant to subpart (i) above, any Foreign Subsidiary may merge with any one or more Foreign Subsidiaries;

(iv) in addition to any sale, lease, transfer or other disposition permitted pursuant to subpart (ii) above, any Foreign Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to any one or more Foreign Subsidiaries;

(v) in addition to any sale, lease, transfer or other disposition permitted pursuant to subparts (i) through (iv) above, any Company may sell accounts receivables to the Receivables Subsidiary in connection with the Permitted Receivables Facility;

(vi) any merger or consolidation that constitutes an Acquisition permitted pursuant to paragraph 6F hereof; and

(vii) in addition to any sale, lease, transfer or other disposition permitted pursuant to subparts (i) through (v) above, the Company or any Subsidiary (other than the Receivables Subsidiary) may sell, lease, transfer or otherwise dispose of any of its assets to any Person so long as the aggregate amount of all such assets sold, leased, transferred or otherwise disposed of by the Company and all of its Subsidiaries does not exceed an amount equal to five and one-half percent (5.50%) of Consolidated Total Assets during any fiscal year of the Company.

6F. Acquisitions. The Company covenants that it will not, and will not permit any Subsidiary to, effect an Acquisition, except that the Company or any Subsidiary (other than the Receivables Subsidiary) may effect an Acquisition so long as (a) the Company or such Subsidiary shall be the surviving entity if such Acquisition is a merger or consolidation with the Company or a Subsidiary; (b) the business to be acquired shall be similar, related, complementary or beneficial to the lines of business of the Company and its Subsidiaries; (c) the Board of Directors (or equivalent governing body) and the management of the Person to be acquired shall have approved such Acquisition; (d) no Default or Event of Default shall then exist or immediately thereafter shall begin to exist; and (e) if the aggregate Consideration paid in connection with such Acquisition is in excess of One Hundred Million Dollars ($100,000,000), the Company shall have provided to Prudential and the Required Holders, at least five (5) days prior to such Acquisition, historical financial statements of the target entity accompanied by a certificate of a Financial Officer of the Company certifying pro forma compliance with paragraph 6A hereof, both before and after the proposed Acquisition.

6G. Affiliate Transactions. The Company covenants that it will not, and will not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company or its Subsidiaries on terms that are less favorable to the Company or such Subsidiary, as the case may be, than those that might be obtained at the time in a transaction with a non-Affiliate; provided, however, that the foregoing shall not prohibit (i) the payment of customary and reasonable directors’ fees to directors who are not employees of the Company or its Subsidiaries or any Affiliate thereof; or (ii) any transaction, including, but not limited to the transactions contemplated pursuant to the Permitted Receivables Facility, between the Company and an Affiliate that the Company reasonably determines in good faith is beneficial to the Company and its Affiliates as a whole and that is not entered into for the purpose of hindering the exercise by Prudential or any holder of a Note of its rights or remedies under this Agreement or any other Transaction Document.

6H. Restricted Payments.

(i) The Company covenant that it will cause each Subsidiary to make Capital Distributions to the Company of such Subsidiary’s Net Earnings on a regular basis consistent with the past practices of the Company, subject to paragraph 6I.

(ii) Except for any Restricted Payment made pursuant to clause (i) of this paragraph 6H, the Company covenants that it will not and will not permit any Subsidiary to make or commit itself to make any Restricted Payment, provided, that: (a) any Subsidiary may make or commit itself to make, directly or indirectly, any Capital Distribution to the Company at any time; (b) if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist, the Company may make Capital Distributions to the shareholders of the Company; and (c) if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist, the Company may make Share Repurchases.

6I. Restrictive Agreements. Except as set forth in this Agreement, the Company covenants that it will not, and will not permit any Subsidiary (excluding the Receivable Subsidiary) to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary (excluding the Receivables Subsidiary) to (i) make, directly or indirectly, any Capital Distribution to the Company; (ii) make, directly or indirectly, loans or advances or capital contributions to the Company; or (iii) transfer, directly or indirectly, any of the properties or assets of such Subsidiary (excluding the Receivables Subsidiary) to the Company, except for such encumbrances or restrictions existing under or by reason of (1) applicable law, (2) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, (3) customary restrictions in security agreements or mortgages securing Indebtedness of the Company or its Subsidiaries to the extent such restrictions only restrict the transfer of the property subject to such security agreement or mortgage or (4) customary and reasonable restrictions in agreements necessary to obtain Permitted Foreign Subsidiary Loans and Investments so long as such restrictions do not materially encumber the ability of the Foreign Subsidiaries taken as a whole to make Capital Distributions.

6J. Guaranties of Payment; Guaranty Under Material Indebtedness Agreement. The Company covenants that it will not permit any Subsidiary to become a Guarantor in respect of any Indebtedness under the Primary Credit Facility or any other Material Indebtedness Agreement unless, prior to or concurrently therewith (i) the Company shall have caused each such Subsidiary to execute and deliver to Prudential and the holders of the Notes a Guaranty Agreement, in form and substance satisfactory to the Required Holders, accompanied by a certificate of the Secretary or Assistant Secretary of such Subsidiary certifying such Subsidiary’s charter and by-laws (or comparable governing documents), resolutions of the board of directors (or comparable governing body) of such Subsidiary authorizing the execution and delivery of such Guaranty Agreement and incumbency and specimen signatures of the officers of such Subsidiary executing such documents and (ii) if any holder of any Indebtedness under the Primary Credit Facility or any other Material Indebtedness Agreement shall be or become a party to an intercreditor agreement with any other holder of any Indebtedness under the Primary Credit Facility or any other Material Indebtedness Agreement, then the holders of the Notes and all holders of Indebtedness under the Primary Credit Facility and any other Material Indebtedness Agreements with respect to which any Subsidiary is a Guarantor shall have entered into an intercreditor agreement in form and substance satisfactory to the Required Holder(s).

6K. Terrorism Sanctions Regulations. The Company covenants that it will not, and will not permit any Subsidiary to, (i) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) be in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Purchaser from purchasing the Notes hereunder from the Company or from otherwise conducting business with the Company or its Subsidiaries.

6L. Most Favored Lender. The Company covenants that it will not amend any Financial Covenant in the Primary Credit Facility or amend the Primary Credit Facility to add any additional Financial Covenant(s) unless, prior to the effectiveness of such amendment, the Company has notified Prudential and the holders of the Notes of such amendment and, if requested by Prudential or any holder of a Note, caused to be executed and delivered, reasonably simultaneously with the effectiveness of such amendment to the Primary Credit Facility, at the Company’s expense (including the reasonable fees and expenses of counsel for the holders of the Notes), an amendment to this Agreement, in form and substance satisfactory to Prudential and the Required Holder(s), to similarly amend such Financial Covenant in this Agreement or to add such additional Financial Covenant(s) to this Agreement, as the case may be; provided that if such amended or added Financial Covenant is a leverage ratio or an interest coverage ratio, then such Financial Covenant in this Agreement shall be at a less restrictive level than the corresponding covenant contained in the Primary Credit Agreement by the same relative amount by which the leverage ratio or the interest coverage ratio, as the case may be, is at a less restrictive level in this Agreement as compared to the Primary Credit Facility as each was in effect on the date of this Agreement (but in no event less restrictive by operation of this paragraph 6L than the levels contained in this Agreement prior to any amendment to this Agreement). If, as a result of this paragraph 6L, this Agreement is amended to change or add any Financial Covenant(s) (a “MFL Provision”) and, thereafter, the Primary Credit Facility is amended such that the amended or added Financial Covenant in the Primary Credit Facility that caused such MFL Provision to be amended or added to this Agreement, as the case may be, either is amended to be at a less restrictive level than was effective by reason of the MFL Provision or is no longer binding on the Company and its Subsidiaries pursuant to the Primary Credit Facility, and provided that (a) no Default or Event of Default then exists, and (b) if any Credit Related Fees have been given to any party to such Primary Credit Facility with respect to such amendment to the Primary Credit Facility, the holders of the Notes shall have received a similar fee in a proportionate amount to such Credit Related Fee based upon the relative outstanding principal amount of the Notes and of the amount of the lending commitments of the lenders under the Primary Credit Facility, then this Agreement shall, without any further action on the part of the Company or any holder of the Notes, be deemed to be amended automatically to reverse the change caused by or to delete such MFL Provision(s), as the case may be, with such amended and less restrictive Financial Covenant in this Agreement deemed to be amended such that the amended Financial Covenant in this Agreement will be less restrictive than the Financial Covenant in the Primary Credit Facility in the same proportion as the respective Financial Covenants in this Agreement bore to the Financial Covenants in the Primary Credit Facility as of the date of this Agreement (provided that the provisions of this Agreement shall not be so amended to be any less restrictive with respect to the Company and its Subsidiaries than as in effect on the date of this Agreement). For purposes hereof, a “Credit Related Fee” with respect to any amendment to the Primary Credit Facility shall mean any fee paid in connection with such amendment in excess of 0.15% of the amount of the lending commitments of the lenders under the Primary Credit Facility; provided that any amounts paid (1) for the reimbursement for out-of-pocket expenses relating to preparing such amendment, (2) for an extension in the ordinary course of the term of the Primary Credit Facility, or (3) to the extent paid to the agent(s) for the lenders under the Primary Credit Facility in such agent’s capacity as such or for out-of-pocket fees and expenses of the agent(s) on its behalf or on behalf of other lenders, shall not be “Credit Related Fees”.

7. EVENTS OF DEFAULT.

7A. Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i) (a) the principal of any Note or any Yield-Maintenance Amount shall not be paid in full punctually when due and payable, or (b) the interest on any Note or any fee shall not be paid in full punctually when due and payable or within five (5) Business Days thereafter; or

(ii) the Company or any Subsidiary shall fail or omit to perform and observe paragraphs 6A, 6B, 6C, 6D, 6E, or 6H(ii); or

(iii) the Company or any Subsidiary shall fail or omit to perform and observe any agreement or other provision (other than those referred to in paragraphs 7A(i) or 7A(ii) hereof) contained or referred to in this Agreement or any other Transaction Document that is on the Company’s or such Subsidiary’s part, as the case may be, to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the giving of written notice thereof to the Company by Prudential or any holder of a Note that the specified Default is to be remedied; or

(iv) any representation, warranty or statement made by the Company or any Subsidiary in or pursuant to this Agreement or any other Transaction Document, or any other material information furnished by the Company or any Subsidiary to Prudential or any holder of any Note, shall be false or erroneous; or

(v) the Company or any of its Subsidiaries shall default in the payment in an amount in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) of principal, interest or fees due and owing upon any other obligation for borrowed money (other than the Notes) in excess, for all such obligations for all of the Company and its Subsidiaries, of the greater of (a) Twenty Million Dollars ($20,000,000) and (b) an amount equal to two percent (2%) of Consolidated Total Assets beyond any period of grace provided with respect thereto, or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created beyond any period of grace provided with respect thereto, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity; or

(vi) the occurrence of one or more ERISA Events that (a) the Required Holders determine could have a Material Adverse Effect, or (b) results in a Lien on any of the assets of the Company or any Subsidiary in excess of the greater of (1) Twenty Million Dollars ($20,000,000) and (2) an amount equal to two percent (2%) of Consolidated Total Assets; or

(vii) a Change of Control shall occur; or

(viii) a final judgment or order for the payment of money shall be rendered against any the Company or any Subsidiary by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that the aggregate of all such judgments for the Company and its Subsidiaries shall exceed the greater of (i) Twenty Million Dollars ($20,000,000) and (ii) an amount equal to two percent (2%) of Consolidated Total Assets; or

(ix) (a) any material provision, in the reasonable opinion of any holder of the Notes, of this Agreement or any other Transaction Document shall at any time for any reason cease to be valid and binding and enforceable against the Company or any Subsidiary; (b) the validity, binding effect or enforceability of any material provision of this Agreement or any other Transaction Document against the Company or any Subsidiary shall be contested by such Company or any Subsidiary; (c) the Company or any Subsidiary shall deny that it has any or further liability or obligation thereunder; or (d) any material provision of this Agreement or any other Transaction Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Prudential and the holder of a Note the benefits purported to be created thereby; or

(x) the Company, any Foreign Subsidiary or any other Subsidiary (other than any Subsidiary that individually, or in the aggregate when combined with all other Subsidiaries excluded from this paragraph 7A(x) by operation of this parenthetical, has assets less than or equal to the greater of (i) Twenty Million Dollars ($20,000,000) and (ii) an amount equal to two percent (2%) of Consolidated Total Assets) shall (a) except as permitted pursuant to paragraph 6E hereof, discontinue business, (b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, (f) file a voluntary petition in bankruptcy, or have an involuntary proceeding filed against it and the same shall continue undismissed for a period of thirty (30) days from commencement of such proceeding or case, or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state (or the foreign equivalent)) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state (or the foreign equivalent)) relating to relief of debtors, (g) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or (h) take, or omit to take, any action in order thereby to effect any of the foregoing;

then (1) if such event is an Event of Default specified in clause (i) of this paragraph 7A, any holder of any Note (other than the Company or any of its Subsidiaries or Affiliates) may at its option, by notice in writing to the Company, declare all of the Notes held by such holder to be, and all of the Notes held by such holder shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, (2) if such event is an Event of Default specified in clause (x) of this paragraph 7A with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and the Facility shall automatically terminate, and (3) if such event is not an Event of Default specified in clause (x) of this paragraph 7A with respect to the Company, the Required Holder(s) may at its or their option, by notice in writing to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, and Prudential may at its option, by notice in writing to the Company, terminate the Facility. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and without the occurrence of an Event of Default and that the provision for payment of Yield-Maintenance Amount by the Company in the event the Notes are prepaid or are accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances.

7B. Rescission of Acceleration. At any time after any or all of the Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the Default Rate, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes of such Series or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

7C. Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note of each Series at the time outstanding.

7D. Other Remedies. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

8. REPRESENTATIONS, COVENANTS AND WARRANTIES. The Company represents, covenants and warrants as follows:

8A(1). Organization; Subsidiary Preferred Equity. The Company is a corporation duly organized and existing in good standing under the laws of the State of Ohio, and each Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it is organized. The Company and each of its Subsidiaries have duly qualified or been duly licensed, and are authorized to do business and are in good standing, in each jurisdiction in which the ownership of their respective properties or the nature of their respective businesses makes such qualification or licensing necessary and in which the failure to be so qualified or licensed could be reasonably likely to have a Material Adverse Effect. No Subsidiary has any outstanding shares of any class of capital stock or other equity interests which has priority over any other class of capital stock or other equity interests of such Subsidiary as to dividends or distributions or in liquidation except as may be owned beneficially and of record by the Company or a Wholly-Owned Subsidiary. Schedule 8A(1) sets forth (i) the Company and each of its Subsidiary’s legal name, (ii) the each Subsidiary’s state or jurisdiction of organization and (iii) the capitalization of each Subsidiary. As of the date of this Agreement, no Subsidiary is a Guarantor with respect to any Indebtedness under the Primary Credit Facility or under any other Material Indebtedness Agreement.

8A(2). Power and Authority. The Company and each Subsidiary has all requisite corporate, limited liability company or partnership, as the case may be, power to own or hold under lease and operate their respective properties which it purports to own or hold under lease and to conduct its business as currently conducted and as currently proposed to be conducted. The Company has all requisite corporate power to execute, deliver and perform its obligations under this Agreement and the Notes. The execution, delivery and performance of this Agreement and the Notes has been duly authorized by all requisite corporate action, and this Agreement and the Notes have been duly executed and delivered by authorized officers of the Company and are valid obligations of the Company, legally binding upon and enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

8B. Financial Statements. The Company has furnished each Purchaser of any Note with the following financial statements, identified by a principal financial officer of the Company: (i) a consolidated balance sheet of the Company and its Subsidiaries as at October 31 in each of the three fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 90 days prior to such date for which audited financial statements have not been released) and consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity of the Company and its Subsidiaries for each such year, all reported on by Ernst & Young LLP (or such other nationally recognized accounting firm as may be reasonably acceptable to such Purchaser) and (ii) consolidated balance sheet of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 45 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income, stockholders’ equity and cash flows fairly present the results of the operations of the Company and its Subsidiaries and their cash flows for the periods indicated. There has been no material adverse change in the business, property or assets, condition (financial or otherwise), operations or prospects of the Company and its Subsidiaries taken as a whole since the end of the most recent fiscal year for which such audited financial statements had been furnished to Prudential at the time of the execution of this Agreement by Prudential and the Initial Purchasers (in the case of the making of this representation at the time of the execution of this Agreement and the issuance of the Series A Notes), or, in the case of the making of this representation at the time of the issuance of a Series of Shelf Notes, since the end of the most recent fiscal year for which audited financial statements described in clause (i) of this paragraph 8B had been provided to Prudential prior to the time Prudential provided the interest rate quote to the Company pursuant to paragraph 2B(4) with respect to such Series of Shelf Notes.

8C. Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which, individually or in the aggregate, could reasonably be expected to result in any Material Adverse Effect.

8D. Outstanding Indebtedness. Neither the Company nor any of its Subsidiaries has outstanding any Indebtedness except as permitted by paragraph 6B. There exists no event under the provisions of any Material Indebtedness Agreement or of any agreement relating thereto which has caused, or gives the holders of Indebtedness thereunder the right to cause, such Indebtedness to become immediately due and payable, and neither the Company nor any Subsidiary has received notice of or has knowledge of any event which, with notice or the passage of time or both would give such holders such right.

8E. Title to Properties. The Company has and each of its Subsidiaries has good and indefeasible title to its respective real properties (other than properties which it leases) and good title to all of its other respective properties and assets, including the properties and assets reflected in the most recent audited balance sheet referred to in paragraph 8B (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by paragraph 6B. All leases necessary in any material respect for the conduct of the respective businesses of the Company and its Subsidiaries are valid and subsisting and are in full force and effect except where failure to maintain such lease in effect could not reasonably be expected to result in a Material Adverse Effect.

8F. Taxes. The Company has, and each of its Subsidiaries has, filed all federal, state and other income tax returns which, to the knowledge of the officers of the Company and its Subsidiaries, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being actively contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles or where such failure could not reasonably be expected to result in a Material Adverse Effect.

8G. Conflicting Agreements and Other Matters. Neither the execution nor delivery of this Agreement or the Notes, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Notes will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, the charter, by-laws, limited liability company operating agreement or partnership agreement of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders, members or partners), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject. Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any Material Indebtedness Agreement, any agreement relating thereto or any other material contract or agreement (including its charter, by-laws, limited liability company operating agreement or partnership agreement) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company of the type to be evidenced by the Notes except as set forth in the agreements listed in Schedule 8G attached hereto (as such Schedule 8G may have been modified from time to time by written supplements thereto delivered by the Company and accepted in writing by Prudential).

8H. Offering of Notes. Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than Institutional Investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

8I. Use of Proceeds. The proceeds of the Series A Notes will be used to refinance existing debt or for general corporate purposes. The proceeds of any Series of Shelf Notes will be used as specified in the Request for Purchase with respect to such Series. Neither the Company nor any Subsidiary owns or has any present intention of acquiring any “margin stock” as defined in Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called “margin stock”). None of the proceeds of the sale of any Notes will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock or for the purpose of maintaining, reducing or retiring any Indebtedness which was originally incurred to purchase or carry any stock that is then a margin stock or for any other purpose which might constitute the sale or purchase of any Notes a “purpose credit” within the meaning of such Regulation U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or any Note to violate Regulation T, Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

8J. ERISA. No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the PBGC has been or is expected by the Company or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company, any Subsidiary or any ERISA Affiliate which is or could reasonably be expected to be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. Neither the Company, any Subsidiary nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or could reasonably be expected to be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. The execution and delivery of this Agreement and the issuance and sale of the Notes will be exempt from or will not involve any transaction which is subject to the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of each Purchaser’s representation in paragraph 9B.

8K. Governmental Consent. Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the Closing Day for any Notes with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement, the offering, issuance, sale or delivery of the Notes or fulfillment of or compliance with the terms and provisions hereof or of the Notes.

8L. Compliance with Environmental and Other Laws. The Company and its Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all federal, state, local, foreign and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations, including, without limitation, those relating to protection of the environment, except, in any such case, where failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

8M. Regulatory Status. Neither the Company nor any of its Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 2005, or (iii) a “public utility” within the meaning of the Federal Power Act, as amended.

8N. Permits and Other Operating Rights. The Company and each Subsidiary has all such valid and sufficient certificates of convenience and necessity, franchises, licenses, permits, operating rights and other authorizations from federal, state, foreign, regional, municipal and other local regulatory bodies or administrative agencies or other governmental bodies having jurisdiction over the Company or any Subsidiary or any of its properties, as are necessary for the ownership, operation and maintenance of its businesses and properties, as presently conducted and as proposed to be conducted while the Notes are outstanding, subject to exceptions and deficiencies which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and such certificates of convenience and necessity, franchises, licenses, permits, operating rights and other authorizations from federal, state, foreign, regional, municipal and other local regulatory bodies or administrative agencies or other governmental bodies having jurisdiction over the Company, any Subsidiary or any of its properties are free from restrictions or conditions which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and neither the Company nor any Subsidiary is in violation of any thereof in any material respect.

8O. Rule 144A. The Notes are not of the same class as securities of the Company, if any, listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

8P. Absence of Financing Statements, etc. Except with respect to Liens permitted by paragraph 6C hereof there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, any assets or property of the Company or any of its Subsidiaries or any rights relating thereto.

8Q. Foreign Assets Control Regulations, Etc.

(i) Neither the sale of any Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(ii) Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(iii) No part of the proceeds from the sale of any Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

8R. Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to Prudential or any Purchaser by or on behalf of the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact or facts peculiar to the Company or any of its Subsidiaries which materially adversely affects or in the future may (so far as the Company can now reasonably foresee), individually or in the aggregate, reasonably be expected to materially adversely affect the business, property or assets, or financial condition of the Company or any of its Subsidiaries and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to Prudential and each Purchaser by or on behalf of the Company prior to the date hereof in connection with the transactions contemplated hereby. Any financial projections delivered to Prudential or any Purchaser on or prior to the date this representation is made or repeated are reasonable based on the assumptions stated therein and the best information available to the officers of the Company. The copy of the Primary Credit Facility furnished to Prudential prior to the date of this Agreement is a true and complete copy of the Primary Credit Facility as in effect on the date of this Agreement.

8S. Hostile Tender Offers. None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.

9. REPRESENTATIONS OF EACH PURCHASER. Each Purchaser represents as follows:

9A. Nature of Purchase. Such Purchaser is not acquiring the Notes purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser’s property shall at all times be and remain within its control.

9B. Source of Funds. At least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(i) the Source is an “insurance company general account” (as that term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(ii) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(iii) the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1, or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such QPAM and (b) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (iv); or

(v) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or

(vi) the Source is a governmental plan; or

(vii) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or

(viii) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph 9B, the terms “employee benefit plan”, “governmental plan”, and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

10. DEFINITIONS; ACCOUNTING MATTERS. For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.

10A. Yield-Maintenance Terms.

“Called Principal” shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4B or is declared to be or otherwise becomes due and payable pursuant to paragraph 7A, as the context requires.

“Discounted Value” shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Note is payable, if interest is payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” shall mean, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal for the most recent actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date on the display designated as “Page PX1” on Bloomberg Financial Markets (or such other display as may replace Page PX1 on Bloomberg Financial Markets or, if Bloomberg Financial Markets shall cease to report such yields or shall cease to be Prudential Capital Group’s customary source of information for calculating yield-maintenance amounts on privately placed notes, then such source as is Prudential Capital Group’s customary source of such information), or (ii) if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable (including by way of interpolation), the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. In the case of each determination under clause (i) or (ii) of the preceding sentence, such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to that number of decimal places as appears in the coupon of the applicable Note.

“Remaining Average Life” shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

“Settlement Date” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B or is declared to be or otherwise becomes due and payable pursuant to paragraph 7A, as the context requires.

“Yield-Maintenance Amount” shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Amount shall in no event be less than zero.

10B. Other Terms.

“Acceptance” shall have the meaning given in paragraph 2B(5) hereof.

“Acceptance Day” shall have the meaning given in paragraph 2B(5) hereof.

“Acceptance Window” shall mean, with respect to any interest rate quotes provided by Prudential pursuant to paragraph 2B(4), the time period designated by Prudential as the time period during which the Company may elect to accept such interest rate quotes. If no such time period is designated by Prudential with respect to any such interest rate quotes, then the Acceptance Window for such interest rate quotes will be 2 minutes after the time Prudential shall have provided such interest rate quotes to the Company.

“Accepted Note” shall have the meaning given in paragraph 2B(5) hereof.

“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (b) the acquisition of in excess of fifty percent (50%) of the stock (or other equity interest) of any Person, or (c) the acquisition of another Person (other than the Company or a Subsidiary) by a merger or consolidation or any other combination with such Person.

“Affiliate” shall mean (i) with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, and (ii) with respect to Prudential, shall include any managed account, investment fund or other vehicle for which Prudential Financial, Inc. or any Affiliate of Prudential Financial, Inc. then acts as investment advisor or portfolio manager. “Control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly of, the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities, by contract or otherwise.

“Alternate Currency” shall mean Euros, Pounds Sterling, Japanese Yen or any other currency, other than Dollars, that is freely transferable and convertible into Dollars.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Authorized Officer” shall mean (i) in the case of the Company, its chief executive officer, its chief financial officer, its treasurer, any vice president of the Company designated as an “Authorized Officer” of the Company in the Information Schedule attached hereto or any vice president of the Company designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential or any Prudential Affiliate, any Person designated as an “Authorized Officer” of Prudential and Prudential Affiliates in the Information Schedule or any Person designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of Prudential’s Authorized Officers or a lawyer in Prudential’s law department. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential or any Prudential Affiliate in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential or any Prudential Affiliate by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential or such Prudential Affiliate and whom the Company in good faith believes to be an Authorized Officer of Prudential or such Prudential Affiliate at the time of such action shall be binding on Prudential or such Prudential Affiliate even though such individual shall have ceased to be an Authorized Officer of Prudential or such Prudential Affiliate.

“Available Facility Amount” shall have the meaning given in paragraph 2B(1) hereof.

“Business Day” shall mean any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in New York City or Cleveland, Ohio, are required or authorized to be closed and (iii) for purposes of paragraph 2B(3) hereof only, a day on which Prudential is not open for business.

“Cancellation Date” shall have the meaning given in paragraph 2B(8)(iii) hereof.

“Cancellation Fee” shall have the meaning given in paragraph 2B(8)(iii) hereof.

“Capital Distribution” shall mean a payment made, liability incurred or other consideration given for the purchase, acquisition, redemption or retirement of any capital stock or other equity interest of the Company or any Subsidiary or as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of the Company or such Subsidiary in question) in respect of the Company’s or any Subsidiary’s capital stock or other equity interest, including, but not limited to, any Share Repurchase.

“Cash Equivalent” shall mean (a) any debt instrument that would be deemed a cash equivalent in accordance with GAAP and that has an investment grade rating from Moody’s, S&P and/or another nationally recognized rating agency; (b) fully collateralized repurchase agreements entered into with any financial institution that has an investment grade rating from Moody’s, S&P and/or another nationally recognized rating agency, having a term of not more than 90 days and covering securities described in clause (a) above; (c) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clause (a) above or in other securities having an investment grade rating from Moody’s, S&P and/or another nationally recognized rating agency; (d) investments in money market funds access to which is provided as part of “sweep” accounts maintained with a financial institution that has an investment grade rating from Moody’s, S&P, another nationally recognized rating agency or the foreign equivalent thereof; (e) investments in tax exempt bonds and notes that (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (iii) whose principal and accrued interest are guaranteed or payment of which is assured by an organization that has an investment grade rating from Moody’s, S&P and/or another nationally recognized ratings agency, or the foreign equivalent thereof; and (f) investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing clause (e).

“Change of Control” shall mean (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the date of this Agreement, by any Person or group (within the meaning of Rule 13d-3 of the Exchange Act) other than the Current Management Team, of shares representing more than fifty percent (50%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of the Company; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or (c) the occurrence of a change of control, or other similar provision, as defined in any Material Indebtedness Agreement.

“Closing Day” shall mean, with respect to the Series A Notes, the Series A Closing Day and, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance for such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to paragraph 2B(7), the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in paragraph 2B(8)(iii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

“Code” shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Compliance Certificate” shall mean a certificate, substantially in the form of the attached Exhibit F.

“Confirmation of Acceptance” shall have the meaning given in paragraph 2B(5).

“Confirmation of Guaranty Agreement” shall have the meaning given in paragraph 3A(ii).

“Consideration” shall mean, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment, in excess of fair and reasonable amounts, of consulting fees or fees for a covenant not to compete and any other consideration paid for the purchase.

“Consolidated” shall mean the resultant consolidation of the financial statements of the Company and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in paragraph 5B hereof.

“Consolidated Depreciation and Amortization Charges” shall mean, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) as well as impairments thereof and any losses traced to the write-off of goodwill, fixed assets, leasehold improvements and general intangibles associated with the disposal or exiting of a business of the Company or any of its Subsidiaries for such period, all as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated EBIT” shall mean, for any period, on a Consolidated basis and in accordance with GAAP, Consolidated Net Earnings for such period plus the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (a) income taxes, (b) Consolidated Interest Expense, (c) any non-cash charges taken in accordance with GAAP, (d) any non-cash charges relating to annual costs associated with expensing the Company’s employee stock option program if the Company is required or chooses to do so, and (e) any non-cash charges.

“Consolidated EBITDA” shall mean, for any period, on a Consolidated basis and in accordance with GAAP, Consolidated EBIT plus Consolidated Depreciation and Amortization Charges.

“Consolidated Interest Expense” shall mean, for any period, the interest expense of the Company for such period, as determined on a Consolidated basis and in accordance with GAAP, and shall include that portion of the expenses of a Permitted Receivables Facility that would be the equivalent to interest expense if a Company obtained funding in a manner that would give rise to interest expense, in an amount approximately equal to the amount of the Permitted Receivables Facility.

“Consolidated Net Earnings” shall mean, for any period, the net income (loss) of the Company for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Total Assets” shall mean the book value of all assets of the Company and its Subsidiaries, as determined on a Consolidated basis and in accordance with GAAP, based upon the financial statements of the Company for the most recently completed fiscal quarter.

“Consolidated Trailing EBITDA” shall mean the sum of (a) Consolidated EBITDA, plus (b)(i) without duplication, the EBITDA of Subsidiaries acquired by the Company and its Subsidiaries during the most recently completed four (4) fiscal quarters to the extent that such EBITDA of Subsidiaries acquired is confirmed by audited financial or other information (which other information need not be audited or auditable) satisfactory to Prudential and the Required Holders, minus (ii) the EBITDA of Subsidiaries disposed of by the Company and its Subsidiaries during the most recently completed four (4) fiscal quarters; provided, however, that, non-recurring gains shall be excluded from the determination of Consolidated Trailing EBITDA.

“Consolidated Trailing Interest Expense” shall mean the sum of (a) Consolidated Interest Expense, plus (b)(i) without duplication, the interest expense of Subsidiaries acquired by the Company and its Subsidiaries during the most recently completed four (4) fiscal quarters to the extent that such interest expense of such Subsidiaries acquired is confirmed by audited financial or other information (which other information need not be audited or auditable) satisfactory to Prudential and the Required Holders, minus (ii) the interest expense of Subsidiaries disposed of by the Company and its Subsidiaries during the most recently completed four (4) fiscal quarters.

“Consolidated Trailing Net Earnings” shall mean the sum of (a) Consolidated Net Earnings, plus (b)(i) without duplication, the Net Earnings of Subsidiaries acquired by the Company and its Subsidiaries during the most recently completed four (4) fiscal quarters to the extent that such Net Earnings of such Subsidiaries acquired is confirmed by audited financial or other information (which other information need not be audited or auditable) satisfactory to Prudential and the Required Holders, minus (ii) the Net Earnings of Subsidiaries disposed of by the Company and its Subsidiaries during the most recently completed four (4) fiscal quarters.

“Controlled Group” shall mean a Company and each Person required to be aggregated with a Company under Code Sections 414(b), (c), (m) or (o).

“Current Management Team” shall mean any group comprised of the chief executive officer, the chief operating officer, the chief financial officer and other senior management of the Company (or any combination thereof) as in place on the date of this Agreement, and their respective spouses and children (and/or trusts of which the only beneficiaries are such members of senior management and their respective spouses and children) or any “group” (within the meaning of Rule 13d under the Exchange Act) that includes at least three (3) of such members of senior management, together with their “affiliates” and “associates” (within the meaning of Rule 12b-2 under the Exchange Act).

“Default” shall mean any of the events specified in paragraph 7A, whether or not any requirement for such event to become an Event of Default has been satisfied.

“Default Rate” shall mean, with respect to any Note, a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (a) 2.00% per annum above the rate of interest stated in such Note, or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in New York City as its Prime Rate.

“Delayed Delivery Fee” shall have the meaning given in paragraph 2B(8)(ii) hereof.

“Depreciation and Amortization Charges” shall mean, with respect to any Person for any period, in accordance with GAAP, the aggregate of all such charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of such Person as well as impairments thereof and any losses traced to the write-off of goodwill, fixed assets, leasehold improvements and general intangibles associated with the disposal or exiting of a business by such Person for such period.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Dollar Equivalent” of any amount shall mean the Dollar equivalent of such amount, determined by Prudential on the basis of its spot rate at approximately 11:00 A.M. London time on the date for which the Dollar equivalent amount of such amount is being determined, for the purchase of the relevant Alternate Currency with Dollars for delivery on such date.

“Domestic Subsidiary” shall mean a Subsidiary that is not a Foreign Subsidiary.

“EBITDA” shall mean, for any period, in accordance with GAAP, Net Earnings for such period, plus the aggregate amounts deducted in determining such Net Earnings in respect of (a) income taxes, (b) interest expense, and (c) Depreciation and Amortization Charges.

“Environmental Laws” shall mean all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or any other applicable country or sovereignty or by any state or municipality thereof or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Affiliate” shall mean any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.

“ERISA Event” shall mean (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on a Company or of the imposition of a Lien on the assets of the Company or its Subsidiaries; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B, that, as to (a) through (k) above, would reasonably be likely to have or result in a Material Adverse Effect.

“ERISA Plan” shall mean an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“Event of Default” shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Facility” shall have the meaning given in paragraph 2B(1) hereof.

“Financial Covenant” shall mean (i) any debt leverage ratio covenant, (ii) any interest coverage ratio covenant or (iii) any other financial covenant, in the case of this clause (iii), added to the Primary Credit Facility after the date of this Agreement, applicable to the Company or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant), and including the definitions of any defined terms used therein.

“Financial Officer” shall mean any of the following officers: chief executive officer, president, vice president-finance, chief financial officer, controller or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of the Company.

“Foreign Subsidiary” shall mean a Subsidiary that is organized outside of the United States.

“Guarantor” shall mean a Person that pledges its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker or co-borrower, endorser or Person that agrees conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

“Guarantor of Payment” shall mean any Subsidiary that executes and delivers a Guaranty Agreement on or after the Series A Closing Day, or any other Person that shall deliver a Guaranty Agreement to Prudential or any holder of a Note on or after the Series A Closing Day in connection with this Agreement.

“Guaranty Agreement” shall have the meaning given in paragraph 3A(ii).

“Hedge Treasury Note(s)” shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

“Hostile Tender Offer” shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

“including” shall mean, unless the context clearly requires otherwise, “including without limitation”, whether or not so stated.

“Initial Purchasers” shall have the meaning given in the address block of this Agreement.

“Indebtedness” shall mean, for the Company or any Subsidiary (excluding in all cases trade payables payable in the ordinary course of business by the Company or such Subsidiary), without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets, in each case, incurred outside of the ordinary course of business, (c) all obligations under conditional sales or other title retention agreements (other than a true consignment), in each case, incurred outside of the ordinary course of business (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (e) all synthetic leases, (f) all lease obligations that have been or should be capitalized on the books of the Company or such Subsidiary in accordance with GAAP, (g) all obligations of the Company or such Subsidiary with respect to asset securitization financing programs, including, but not limited to, all indebtedness under the Permitted Receivables Facility, (h) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, and (i) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by the Company or such Subsidiary to finance its operations or capital requirements.

“Institutional Investor” shall mean any insurance company, commercial, investment or merchant bank, finance company, mutual fund, registered money or asset manager, savings and loan association, credit union, registered investment advisor, pension fund, investment company, licensed broker or dealer, “qualified institutional buyer” (as such term is defined under Rule 144A promulgated under the Securities Act) or “accredited investor” (as such term is defined in Regulation D promulgated under the Securities Act).

“Interest Coverage Ratio” shall mean, for the most recently completed four (4) fiscal quarters of the Company, on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated Trailing EBITDA to (b) Consolidated Trailing Interest Expense.

“Issuance Fee” shall have the meaning given in paragraph 2B(8)(i) hereof.

“Issuance Period” shall have the meaning given in paragraph 2B(2) hereof.

“Leverage Ratio” shall mean, at any time, for the most recently completed four (4) fiscal quarters of the Company, on a Consolidated basis and in accordance with GAAP, the ratio of (a)(i) Total Indebtedness minus (ii) the aggregate amount of cash, Cash Equivalents and other marketable securities of the Company and its Subsidiaries as set forth on the financial statements of the Company and its Subsidiaries for the most recently completed fiscal quarter that are not subject to a Lien (other than a Lien in favor of the holders of the Notes), to (b) Consolidated Trailing EBITDA.

“Lien” shall mean any mortgage, security interest, lien (statutory or other), charge, encumbrance on, pledge or deposit of, or conditional sale, leasing, sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Transaction Documents or the rights and remedies of the holders of the Notes hereunder or thereunder.

“Material Indebtedness Agreement” shall mean any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing any Indebtedness of the Company or any Subsidiary in excess of the greater of (i) Twenty-Five Million Dollars ($25,000,000) and (ii) an amount equal to three and one-half percent (3.5%) of Consolidated Total Assets.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor to such company.

“Multiemployer Plan” shall mean a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“Net Earnings” shall mean, for any period, the net income (loss) for such period, determined in accordance with GAAP.

“Notes” shall have the meaning given in paragraph 1B hereof.

“Officer’s Certificate” shall mean a certificate signed in the name of the Company by an Authorized Officer of the Company.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.

“Pension Plan” shall mean an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

“Permitted Foreign Subsidiary Loans and Investments” shall mean, (a) loans and investments by the Company or a Domestic Subsidiary (other than the Receivables Subsidiary) to or in a Foreign Subsidiary in the ordinary course of business, so long as the aggregate amount of all such loans and investments (less the aggregate amount of all loans and investments by a Foreign Subsidiary to or in a Domestic Subsidiary (other than the Receivables Subsidiary)) does not, at any time, exceed the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to nine (9%) of Consolidated Total Assets; (b) loans to a Foreign Subsidiary by any Person (other than the Company or any of its Subsidiaries), and any guaranty of such loans by a Domestic Subsidiary (other than the Receivables Subsidiary), so long as the aggregate principal amount of all such loans does not exceed the greater of (i) Thirty Million Dollars ($30,000,000) and (ii) five and one-half percent (5.5%) of Consolidated Total Assets at any time; (c) any Indebtedness owing by any Foreign Subsidiary under a Guaranty Agreement in favor of the holders of the Notes; and (d) in addition to the loans and investments made pursuant to subpart (a) or (b) above, loans and investments by a Domestic Subsidiary (other than the Receivables Subsidiary) to or in a Foreign Subsidiary in connection with an Acquisition permitted pursuant to paragraph 6F.

“Permitted Investment” shall mean an investment of the Company or any Subsidiary in the stock (or other debt or equity instruments) of a Person (other than the Company or its Subsidiaries), so long as the aggregate amount of all such investments of all Person made on or after July 13, 2007 does not exceed, at any time, an amount equal to five and one one-half percent (5.5%) of Consolidated Total Assets; provided, however, the foregoing limitation on the amount of Permitted Investments shall not be applicable to any investment that constitutes an Acquisition being made in accordance with paragraph 6F hereof.

“Permitted Receivables Facility” shall mean an accounts receivable facility whereby the Company or its Subsidiaries sell or transfer the accounts receivables of the Company or its Subsidiaries to the Receivables Subsidiary which in turn transfers to a buyer, purchaser or lender undivided fractional interests in such accounts receivable, so long as (a) no portion of the Indebtedness or any other obligation (contingent or otherwise) under such Permitted Receivables Facility is guaranteed by the Company or any Subsidiary, (b) there is no recourse or obligation to the Company or any Subsidiary (other than the Receivables Subsidiary) whatsoever other than pursuant to customary representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with such Permitted Receivables Subsidiary, and (c) neither the Company nor any Subsidiary (other than the Receivables Subsidiary) provides, either directly or indirectly, any other credit support of any kind in connection with such Permitted Receivables Facility other than as set forth in subpart (b) of this definition.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.

“Plan” shall mean any employee pension benefit plan (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any ERISA Affiliate.

“Primary Credit Facility” shall mean the $400 million unsecured multicurrency credit facility pursuant to the terms and conditions of that certain credit agreement dated as of July 13, 2007, by the Company and the Banks (as defined in therein) with KeyBank National Association and J.P. Morgan Securities Inc. as co-lead arrangers, as amended, supplemented, restated, extended, refinanced or otherwise modified from time to time.

“Prudential” shall have the meaning given in the address block of this Agreement.

“Prudential Affiliate” shall mean any Affiliate of Prudential.

“Purchasers” shall mean, with respect to the Series A Notes, the Initial Purchasers and, with respect to any Accepted Notes, the Prudential Affiliate(s) which are purchasing such Accepted Notes.

“Receivables Related Assets” shall mean accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to receivables subject to the Permitted Receivables Facility, including interests in merchandise or goods, the sale or lease of which gave rise to such receivables, related contractual rights, guaranties, insurance proceeds, collections and proceeds of all of the foregoing.

“Receivables Subsidiary” shall mean a Wholly-Owned Subsidiary of the Company that is established as a “bankruptcy remote” Subsidiary for the sole purpose of acquiring accounts receivable under the Permitted Receivables Facility and that shall not engage in any activities other than in connection with the Permitted Receivables Facility.

“Reportable Event” shall mean a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

“Request for Purchase” shall have the meaning given in paragraph 2B(3) hereof.

“Required Holder(s)” shall mean the holder or holders of more than 50% of the aggregate principal amount of the Notes or, if the term is expressly used with respect to a Series of Notes, of such Series of Notes from time to time outstanding.

“Rescheduled Closing Day” shall have the meaning given in paragraph 2B(7) hereof.

“Responsible Officer” shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.

“Restricted Payment” shall mean, with respect to the Company or any Subsidiary, (i) any Capital Distribution, or (ii) any amount paid by such Company in repayment, redemption, retirement, repurchase, direct or indirect, of any Subordinated Indebtedness.

“S & P” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor to such company.

“SEC” shall mean the United States Securities Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series” shall have the meaning given in paragraph 1B hereof.

“Series A Closing Day” shall have the meaning given in paragraph 2A hereof.

“Series A Note(s)” shall have the meaning given in paragraph 1A hereof.

“Share Repurchase” shall mean the purchase, repurchase, redemption or other acquisition by the Company from any Person of any capital stock or other equity interest of the Company.

“Shelf Notes” shall have the meaning given in paragraph 1B hereof.

“Significant Holder” shall mean (i) Prudential, (ii) each Purchaser, so long as such Purchaser or any of its Affiliates shall hold (or be committed under this Agreement to purchase) any Note, or (iii) any other Person which, together with its Affiliates, is the holder of at least 5% of the aggregate principal amount of the Notes of any Series from time to time outstanding.

“Subordinated”, as applied to Indebtedness, shall mean that the Indebtedness has been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to Prudential and the Required Holders) in favor of the prior payment in full of the obligations of the Company and its Subsidiaries under this Agreement, the Notes and the other Transaction Documents.

“Subsidiary” of the Company or any of its Subsidiaries shall mean (i) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company , (ii) a partnership or limited liability company of which the Company , one or more other Subsidiaries of the Company or the Company and one or more Subsidiaries of the Company , directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has the power to direct the policies, management and affairs thereof, or (ii) any other Person (other than a corporation) in which the Company , one or more other Subsidiaries of the Company or the Company and one or more Subsidiaries of the Company , directly or indirectly, has at least a majority interest in the Voting Power or the power to direct the policies, management and affairs thereof.

“Transaction Documents” shall mean this Agreement, the Notes, any Guaranty Agreement, any Confirmation of Guaranty Agreement and any other agreements, documents, writings or instruments now or hereafter executed or deemed by the Company or any Subsidiary in connection with this Agreement.

“Transferee” shall mean any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.

“Total Indebtedness” shall mean, at any time, on a Consolidated basis, all Indebtedness of the Company, including, but not limited to, current, long-term and Subordinated Indebtedness, if any, and all Indebtedness under the Permitted Receivables Facility.

“2001 Note Purchase Agreement” shall mean, collectively and individually, the separate Note Purchase Agreements, dated as of May 15, 2001, pursuant to which the Company issued and sold (a) Forty Million Dollars ($40,000,000) in aggregate principal amount of its 6.79% Senior Notes, Series A, due May 15, 2006, (b) Twenty Million Dollars ($20,000,000) in aggregate principal amount of its 7.11% Senior Notes, Series B, due May 15, 2008, (c) Thirty Million Dollars ($30,000,000) in aggregate principal amount of its 7.11% Senior Notes, Series C, due May 15, 2011 and (d) Ten Million Dollars ($10,000,000) in aggregate principal amount of its 7.51% Senior Notes, Series D, due May 15, 2011, as the same may from time to time be amended, restated or otherwise modified.

“USA Patriot Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Power” shall mean, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Welfare Plan” shall mean an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3 (l).

“Wholly-Owned Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company or other entity, except for director’s qualifying shares or shares required to be owned individually due to country specific regulations regarding ownership or control of the organization or operation of such entity, all of the securities or other ownership interest of which having ordinary voting power to elect a majority of the board of directors, or other persons performing similar functions, are at the time directly or indirectly owned by such Person.

10C. Accounting and Legal Principles, Terms and Determinations. All references in this Agreement to “generally accepted accounting principles” or “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited consolidated financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B. Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should such citation, section or form be modified, amended or replaced.

11. MISCELLANEOUS.

11A. Note Payments. The Company agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal of, interest on, and any Yield-Maintenance Amount payable with respect to, such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City time, on the date due) to (i) such Purchaser’s account or accounts specified in the Purchaser Schedule attached hereto in the case of any Series A Note, (ii) such Purchaser’s account or accounts specified in the Confirmation of Acceptance with respect to such Note in the case of any Shelf Note or (iii) such other account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, such Purchaser will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as each Purchaser has made in this paragraph 11A. No holder shall be required to present or surrender any Note or make any notation thereon, except that upon the written request of the Company made concurrently with or reasonably promptly after the payment or prepayment in full of any Note, the applicable holder shall surrender such Note for cancellation, reasonably promptly after such request, to the Company at its principal office.

11B. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Company shall pay, and save Prudential, each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including:

(i) (a) all stamp and documentary taxes and similar charges, (b) costs of obtaining a private placement number from Standard and Poor’s Ratings Group for the Notes and (c) fees and expenses of brokers, agents, dealers, investment banks or other intermediaries or placement agents, in each case as a result of the execution and delivery of this Agreement or the issuance of the Notes;

(ii) document production and duplication charges and the fees and expenses of any special counsel engaged by such Purchaser or such Transferee in connection with (a) this Agreement and the transactions contemplated hereby and (b) any subsequent proposed waiver, amendment or modification of, or proposed consent under, this Agreement, whether or not such proposed waiver, amendment, modification or consent shall be effected or granted;

(iii) the costs and expenses, including attorneys’ and financial advisory fees, incurred by such Purchaser or such Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the transactions contemplated hereby or by reason of your or such Transferee’s having acquired any Note, including without limitation costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case; and

(iv) any judgment, liability, claim, order, decree, cost, fee, expense, action or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.

The Company also will promptly pay or reimburse each Purchaser or holder of a Note (upon demand, in accordance with each such Purchaser’s or holder’s written instruction) for all fees and costs paid or payable by such Purchaser or holder to the Securities Valuation Office of the National Association of Insurance Commissioners in connection with the initial filing of this Agreement and all related documents and financial information, and all subsequent annual and interim filings of documents and financial information related to this Agreement, with such Securities Valuation Office or any successor organization acceding to the authority thereof.

The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or any Transferee and the payment of any Note.

11C. Consent to Amendments. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) except that, (i) with the written consent of the holders of all Notes of a particular Series, and, if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate, method of computation or time of payment of interest on or any Yield-Maintenance Amount payable with respect to the Notes of such Series, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of paragraph 2B may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2B and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of any Note. Without limiting the generality of the foregoing, no negotiations or discussions in which Prudential or any holder of any Note may engage regarding any possible amendments, consents or waivers with respect to this Agreement or the Notes shall constitute a waiver of any Default or Event of Default, any term of this Agreement or any Note or any rights of Prudential or any such holder under this Agreement or the Notes. As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

11D. Form, Registration, Transfer and Exchange of Notes; Lost Notes. The Notes are issuable as registered notes without coupons in denominations of at least $100,000, except as may be necessary to (i) reflect any principal amount not evenly divisible by $100,000 or (ii) enable the registration of transfer by a holder of its entire holding of Notes; provided, however, that no such minimum denomination shall apply to Notes issued upon transfer by any holder of the Notes to Prudential or Prudential Affiliates or to any other entity or group of Affiliates with respect to which the Notes so issued or transferred shall be managed by a single entity. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

11E. Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of, interest on and any Yield-Maintenance Amount payable with respect to such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

11F. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the Purchasers and the Company with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

11G. Successors and Assigns. All covenants and other agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

11H. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by the holder of any Note to prohibit through equitable action or otherwise the taking of any action by the Company or any Subsidiary which would result in a Default or Event of Default.

11I. Notices. All written communications provided for hereunder (other than communications provided for under paragraph 2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to Prudential or any Purchaser, addressed to Prudential or such Purchaser at the address specified for such communications in the Purchaser Schedule attached hereto (in the case of Prudential or the Purchasers of the Series A Notes) or the Purchaser Schedule attached to the applicable Confirmation of Acceptance (in the case of any Purchaser of any Shelf Notes) or at such other address as Prudential or such Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to such other holder at such address as such other holder shall have specified to the Company in writing or, if any such holder shall not have so specified an address to the Company, then addressed to such holder in care of the last holder of such Note which shall have so specified an address to the Company and (iii) if to the Company, addressed to it at Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145, Attention: Chief Financial Officer, with a copy to the attention of the General Counsel of the Company at the same address, or at such other address as the Company shall have specified to the holder of each Note in writing, provided, however, that any such communication to the Company may also, at the option of the Person sending such communication, be delivered by any other means either to the Company at its address specified above or to any Authorized Officer of the Company. Any communication pursuant to paragraph 2 shall be made by the method specified for such communication in paragraph 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a facsimile transmission communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the facsimile terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other facsimile terminal as the party receiving the information shall have specified in writing to the party sending such information.

11J. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of, interest on, or Yield-Maintenance Amount payable with respect to, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

11K. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser, to any holder of Notes or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser, such holder or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

11L. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF ILLINOIS (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS AGREEMENT TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

11M. SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE NOTES MAY BE BROUGHT IN THE COURTS OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY HEREBY IRREVOCABLY ACCEPTS, UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS PROVIDED IN PARAGRAPH 11I OR TO CORPORATION SERVICE COMPANY AT 50 W. BROAD ST

SUITE 1800, COLUMBUS, OHIO 43215, SUCH SERVICE TO BECOME EFFECTIVE UPON RECEIPT. THE COMPANY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON SUCH JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE NOTES BROUGHT IN ANY OF THE AFORESAID COURTS AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE COMPANY HAS OR MAY HEREAFTER ACQUIRE IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE WITH RESPECT TO ITSELF OR ITS PROPERTY), THE COMPANY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR THE NOTES. THE COMPANY, PRUDENTIAL AND EACH PURCHASER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED THEREBY.

11N. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11O. Descriptive Headings; Advice of Counsel; Interpretation; Time of the Essence. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Each party to this Agreement represents to the other parties to this Agreement that such party has been represented by counsel in connection with this Agreement and the Notes, that such party has discussed this Agreement and the Notes with its counsel and that any and all issues with respect to this Agreement and the Notes have been resolved as set forth herein and therein. No provision of this Agreement or the Notes shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, drafted or dictated such provision. Time is of the essence in the performance of this Agreement and the Notes.

11P. Counterparts; Facsimile or Electronic Signatures. This Agreement may be executed in any number of counterparts (or counterpart signature pages), each of which counterparts shall be an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

11Q. Severalty of Obligations. The sales of Notes to the Purchasers are to be several sales, and the obligations of Prudential and the Purchasers under this Agreement are several obligations. No failure by Prudential or any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Company of any of its obligations hereunder, and neither Prudential nor any Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other such Person hereunder.

11R. Independent Investigation. Each Purchaser represents to and agrees with each other Purchaser that it has made its own independent investigation of the condition (financial and otherwise), prospects and affairs of the Company and its Subsidiaries in connection with its purchase of the Notes hereunder and has made and shall continue to make its own appraisal of the creditworthiness of the Company. No holder of Notes shall have any duties or responsibility to any other holder of Notes, either initially or on a continuing basis, to make any such investigation or appraisal or to provide any credit or other information with respect thereto. No holder of Notes is acting as agent or in any other fiduciary capacity on behalf of any other holder of Notes.

11S. Transaction References. The Company agrees that Prudential and its Affiliates may (a) refer to its role establishing the Facility, as well as the identity of the Company and the maximum aggregate principal amount of the Notes and the date on which the Facility was established, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (b) display the Company’s corporate logo in conjunction with any such reference.

11T. Directly or Indirectly. Where any provision in this Agreement refers to actions to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

11U. Binding Agreement. When this Agreement is executed and delivered by the Company, Prudential and the Initial Purchasers, it shall become a binding agreement between the Company, on one hand, and Prudential and each Initial Purchaser, on the other hand. This Agreement shall also inure to the benefit of each Purchaser which shall have executed and delivered a Confirmation of Acceptance and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

Very truly yours,

NORDSON CORPORATION

By:
Name:
Title:

The foregoing Agreement is

hereby accepted as of the

date first above written.

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:
Vice President

THE PRUDENTIAL INSURANCE COMPANY

OF AMERICA

By:
Vice President

UNIVERSAL PRUDENTIAL ARIZONA

REINSURANCE COMPANY

By:	Prudential Investment Management, Inc., as investment manager
By: Vice President

PRUDENTIAL RETIREMENT INSURANCE

AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc., as investment manager
By: Vice President

PHYSICIANS MUTUAL INSURANCE

COMPANY

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)
By:	Prudential Private Placement Investors, Inc.
(as its General Partner)
By: ______________________________
Vice President